Exhibit 5.1

Board of Directors
Global Med Technologies, Inc.
December 28, 1998
Page 1



                                December 28, 1998




Board of Directors
Global Med Technologies, Inc.
12600 West Colfax
Suite A-500
Lakewood,  Colorado  80215

Re:      Global Med Technologies, Inc.
         Registration Statement on Form SB-2 and Amendment No. 1 Thereto Registration No. 333-52761

Gentlemen:

     We have acted as counsel to Global Med Technologies, Inc., a Colorado corporation (the "Company"), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Company's registration statement on Form SB-2 (the "Registration Statement") and Amendment No. 1 to the above captioned Registration Statement. The Registration Statement relates to the registration under the Act for resale by the holders (the "Selling Security Holders") named therein, for their own accounts, of 12,000,000 Common Stock Purchase Warrants (the "Warrants") exercisable at $.25 per share, 12,000,000 shares of Common Stock which underlie the Warrants and 563,624 shares of previously unregistered Common Stock (collectively, the "Shares").

     In rendering this opinion, we have reviewed the Registration Statement and Amendment No. 1 thereto, as well as a copy of the Company's articles of incorporation and bylaws, each as amended to date. We have also reviewed such documents and such statutes, rules and judicial precedents as we have deemed necessary for the opinions expressed herein.

     In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of documents submitted to us as originals, the conformity to original documents of documents submitted to us as certified or photostatic copies, and the authenticity of originals of such photostatic copies.

     Based upon and in reliance upon the foregoing, and subject to the qualifications and limitations herein set forth, we are of the opinion that the Warrants have been duly and validly authorized and issued, and the shares, when issued for the consideration and in the manner contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

Board of Directors
Global Med Technologies, Inc.
December 28, 1998
Page 2


     The opinion set forth in this letter is limited by, subject to and based on the following:

         1. We are admitted to practice before the Bar of the State of Colorado and are not admitted to practice in any other jurisdiction.

         2. The foregoing opinion is limited in all respects to the laws of the State of Colorado and applicable federal securities laws of the United States.

     We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and Amendment No. 1 thereto.

     This opinion may not be used, circulated, quoted or otherwise referred to for any other purpose without prior written consent and may not be relied upon by any person or entity other than the Company and its successors and assigns. This opinion is based upon our knowledge of law and facts as of this date. We assume no duty to communicate to you with respect to any matter which comes to our attention hereafter.

                                         Very truly yours,


                                          /s/ Brenman Bromberg & Tenenbaum, P.C.
                                         ---------------------------------------